Exhibit 10.3

LOGICMARK, LLC

Logicmark Investment Partners, LLC

1359 Barclay Boulevard

Buffalo Grove, Illinois 60089

November 29, 2016

VIA EMAIL

Nxt-ID, Inc.

285 North Drive, Suite D

Melbourne, FL 32934

Email: gino@nxt-id.com

Attn: Gino Pereira

Re:	$2,500,000 loan (the “Loan”) from Logicmark Investment Partners, LLC (the “Lender”) to Nxt-ID, Inc. (“Borrower”)

Dear Gino:

Reference is hereby made to the above-referenced Loan as evidenced by that certain Secured Subordinated Promissory Note issued by Borrower to the order of Lender on July 25, 2016 in the original principal amount of $2,500,000 (the “Original Note”) and the forbearance letter agreement dated September 23, 2016 between Lender and Borrower (the “Original Forbearance Agreement”). All capitalized terms not otherwise defined herein shall have the meanings described to them in the Original Forbearance Agreement.

Concurrently herewith, Lender and Borrower are entering into an Assignment and Assumption Agreement with certain investors (“Note Purchasers”) pursuant to which Note Purchasers are purchasing Lender’s rights to $1,500,000 of principal (but excluding any accrued and unpaid interest thereon) under the Original Note for the aggregate purchase price of $1,500,000 (the “Note Assignment”). Lender retained its rights with respect to the remaining $1,000,000 of principal under the Original Note, as well as the accrued interest and unpaid interest on the entire original principal amount thereof (the replacement note for such retained portion being the “Retained Note”). Borrower was unable to pay its obligations under the Retained Note in accordance with the Original Forbearance Agreement (the “Additional Default”), which constitutes a Forbearance Default under the Original Forbearance Agreement and permits Lender to take action with respect to the Potential Default under the Retained Note. Borrower has requested that Lender (a) waive its right to have interest accrue on the Loan at the Default Rate as result from the Potential Default or the Additional Default, (b) forbear from exercising Lender’s rights in respect of the Potential Default or the Additional Default during the Extended Forbearance Period (as hereinafter defined), and (c) further extend the payment terms of the Retained Note, and Lender is willing to waive such rights and provide such extension, for a limited period of time, all on the terms and provisions set forth in this letter.

NXT-ID, INC.

November 29, 2016

Subject to the terms and conditions of this letter, including, without limitation, Borrower’s satisfaction of the obligations undertaken hereunder, and solely during the Extended Forbearance Period, Lender agrees not to exercise any of its rights and remedies in respect of the Potential Default or the Additional Default, including the right to collect interest in respect of the Loan at the Default Rate (but Lender shall not be deemed to have waived its other rights in respect of the occurrence of any other Event of Default or Forbearance Default). For purposes of this letter, (a) “Extended Forbearance Period” means the period beginning on the date hereof and ending on the Extended Termination Date, (b) “Extended Termination Date” means the earlier to occur of (i) April 15, 2017, and (ii) the date upon which a Forbearance Default occurs, and (c) “Forbearance Default” means (i) the occurrence of any Event of Default (other than the Potential Default) or any Forbearance Default (other than the Additional Default), (ii) the failure of Borrower to comply with any term, condition or covenant set forth in this letter, or (iii) an event or circumstance with respect to which any representation or warranty made by Borrower under or in connection with this letter shall prove to be untrue.

The obligation of Lender to agree to forbear from taking action in respect of the Potential Default or the Additional Default during the Extended Forbearance Period is subject to the Borrower’s satisfaction of all of the following conditions:

1.	Note Assignment and Retained Note Payments.

a.	On the date hereof, Note Purchasers shall pay Lender an aggregate amount of $1,500,000 in immediately available funds in accordance with the Note Assignment.

b.	From the funds received by Lender in accordance with Section 1(a), Lender will fund into the Escrow Account the following amount (the “Funded Escrow Amount”) at such time as Borrower has fully funded the Escrow Account in accordance with Section 1(c):

i.	$350,000 (i.e., the amount of prior Note payments made by Borrower); minus
ii.	The sum of (A) the amount of accrued and unpaid interest under the Retained Note through the date hereof (i.e., accrued and unpaid interest on $2,500,000 of original principal), plus (B) the amount of interest that will accrue under the Retained Note from the date hereof until April 15, 2017 (i.e., that will accrue on $1,000,000 of retained principal).

c.	On or before the Forbearance Termination Date, Borrower shall fund into the Escrow Account an amount equal to (i) $1,000,000, minus (ii) the Funded Escrow Amount.

NXT-ID, INC.

November 29, 2016

2.	Note Purchaser Notes.

a.	On the date hereof, Borrower shall have delivered to Lender the Intercreditor Agreement from Note Purchaser in the form attached as Exhibit A hereto.

b.	Borrower agrees not to amend or otherwise modify the terms of the portion of the Original Note acquired by the Note Purchaser, other than for the amendment and restatement effected on the date hereof pursuant to the Exchange Agreement between Note Purchasers and Borrower, without the prior written consent of Lender.

3.	Representations and Warranties. In order to induce Lender to enter into this letter, Borrower hereby represents and warrants to Lender that:

a.	no Event of Default (other than the Potential Default) or Forbearance Default (other than the Additional Default) has occurred, is anticipated to occur or is continuing;

b.	Borrower has used, and shall continue to use, best efforts to expeditiously raise equity capital sufficient to meet its obligations under, and in accordance with, the Original Note, the Retained Note, the Purchase Agreement and this letter;

c.	Borrower has the power and authority to execute, deliver and perform this letter and has taken all necessary action to authorize its execution, delivery and performance of this letter;

d.	this letter has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity; and

e.	neither the execution and delivery of this letter, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement to which Borrower is a party.

4.	Indemnification. Borrower agrees to indemnify and hold harmless Sellers from and against the entirety of any Adverse Consequences suffered by Sellers as a result of Borrower’s breach of any of its representations, warranty or covenant in this letter.

Except as expressly provided herein, nothing in this letter shall be construed as a waiver of or acquiescence to any Event of Default or Forbearance Default that may now or hereafter exist in connection the Retained Note, the subordinated security agreement or any other agreements, documents and instruments executed or delivered in connection with the Loan (collectively, the “Loan Documents”). Except as expressly provided herein, the execution and delivery of this letter shall not (a) constitute an extension, modification, or waiver of any term or aspect of any of the Loan Documents; (b) extend the terms of the Loan or the due date of any of the obligations thereunder; (c) give rise to any obligation on the part of Lender to extend, modify or waive any term or condition of any of the Loan Documents; (d) give rise to any defenses or counterclaims to the right of Lender to compel payment of the obligations, or to otherwise enforce its rights and remedies, under the Loan Documents; or (e) serve to effect a novation of the Loan obligations. Except as expressly limited herein, Lender hereby expressly reserves all of its rights and remedies under the Loan Documents and under applicable law and, from and after the Extended Termination Date, Lender shall be entitled to enforce the Loan Documents according to the terms thereof.

NXT-ID, INC.

November 29, 2016

Borrower, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents (after giving effect hereto) and (b) to the extent Borrower granted liens on or security interests in any of its property pursuant to any such Loan Document as security for its obligations under or with respect to the Loan Documents, ratifies and reaffirms such grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Loan obligations as amended hereby. Borrower hereby consents to this letter and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.

In consideration of the agreements of Lender set forth herein, Borrower hereby releases, remises, acquits and forever discharges Lender, and each of its respective employees, agents, representatives, consultants, attorneys, officers, managers, members, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this letter, the Retained Note or any other Loan Agreements (collectively, the “Released Matters”). Borrower hereby acknowledges that the foregoing releases in this letter are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Borrower hereby represents and warrants to Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

Borrower, on behalf of itself and its affiliates and each of its and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to this letter. If Borrower or any of its affiliates, successors, assigns or other legal representatives violates the foregoing covenant, Borrower shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

NXT-ID, INC.

November 29, 2016

Borrower hereby agrees to execute and deliver or cause to be executed and delivered, from time to time, as and when requested by Lender, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this letter, the Retained Note and the other Loan Documents.

This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this letter by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this letter.

Very truly yours,

LOGICMARK INVESTMENT PARTNERS, LLC

By:	/s/ Sarah Wuellner
Name:	Sarah Wuellner
Title:	Manager

Agreed and accepted:

NXT-ID, INC.

By:	/s/ Gino Pereira
Name:	Gino Pereira
Title:	Chief Executive Officer

cc:	David E. Danovitch, Esq. (ded@robinsonbrog.com)